Exhibit 99.1

At the Company:	On the Web:
Mike Lonsway	www.forestcity.net
Executive Vice President – Planning
216-416-3325

Jeff Linton

Senior Vice President – Corporate Communication

216-416-3558

For immediate release

Forest City Stockholders Approve Reclassification of Dual-Class Share Structure

CLEVELAND, Ohio – June 9, 2017 – Forest City Realty Trust, Inc. (NYSE: FCEA and FCEB) today announced voting results from the Company’s 2017 Annual Meeting of Stockholders, which was held today in Cleveland.

Stockholders approved all matters before them at the meeting, including a proposal to reclassify the Company’s dual-class share structure and create a single class of stock with “one share, one vote” rights.

In addition, all board members were elected to new, one-year terms, including two new independent directors, Z. Jamie Behar and Craig Macnab, both of whom were standing for election for the first time. With their election, Forest City’s 13-member board includes eight independent directors.

“We are gratified to receive the support of our stockholders as we take this important next step in our transformation into a high-performing REIT focused on residential, office and mixed-use assets in some of America’s strongest markets,” said President and CEO David J. LaRue. “The elimination of the dual-class share structure, together with the Company’s ongoing initiatives to drive improved performance, reduce leverage and enhance disclosure, reflects the Board’s and management team’s continued commitment to driving growth and unlocking value for all Forest City stakeholders.”

The Company currently anticipates that the reclassification process will be completed following the close of the New York Stock Exchange on Monday, June 12, 2017. Following the reclassification, the Company’s shares will continue to trade under the symbol FCE.A.

About Forest City

Forest City Realty Trust, Inc. is a NYSE-listed national real estate company with $8.2 billion in consolidated assets. The Company is principally engaged in the ownership, development, management and acquisition of commercial, residential and mixed-use real estate in key urban markets in the United States. For more information, visit www.forestcity.net.

Safe Harbor Language

Statements made in this news release that state the company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. The company’s actual results could differ materially from those expressed or implied in such forward-looking statements due to various risks, uncertainties and other factors. Risks and factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, any delays with respect to, or the failure to complete, the reclassification, the company’s ability to carry out future transactions and strategic investments, as well as the acquisition related costs, unanticipated difficulties realizing expected benefits expected when entering into a transaction, the company’s ability to qualify or to remain qualified as a REIT, its ability to satisfy REIT distribution requirements, the impact of issuing equity, debt or both, and selling assets to satisfy its future distributions required as a REIT or to fund capital expenditures, future growth and expansion initiatives, the impact of the amount and timing of any future distributions, the impact from complying with REIT qualification requirements limiting its flexibility or causing it to forego otherwise attractive opportunities beyond rental real estate operations, the impact of complying with the REIT requirements related to hedging, its lack of experience operating as a REIT, legislative, administrative, regulatory or other actions affecting REITs, including positions taken by the Internal Revenue Service, the possibility that the company’s Board of Directors will unilaterally revoke its REIT election, the possibility that the anticipated benefits of qualifying as a REIT will not be realized, or will not be realized within the expected time period, the impact of current lending and capital market conditions on its liquidity, its ability to finance or refinance projects or repay its debt, the impact of the slow economic recovery on the ownership, development and management of its commercial real estate portfolio, general real estate investment and development risks, litigation risks, including risks with respect to the outcome of any legal proceedings that have or may be instituted against the Company or others relating to the reclassification, vacancies in its properties, risks associated with developing and managing properties in partnership with others, competition, its ability to renew leases or re-lease spaces as leases expire, illiquidity of real estate investments, its ability to identify and transact on chosen strategic alternatives for a portion of its retail portfolio, bankruptcy or defaults of tenants, anchor store consolidations or closings, the impact of terrorist acts and other armed conflicts, its substantial debt leverage and the ability to obtain and service debt, the impact of restrictions imposed by the company’s revolving credit facility, term loan and senior debt, exposure to hedging agreements, the level and volatility of interest rates, the continued availability of tax-exempt government financing, its ability to receive payment on the notes receivable issued by Onexim in connection with their purchase of our interests in the Barclays Center and the Nets, the impact of credit rating downgrades, effects of uninsured or underinsured losses, effects of a downgrade or failure of its insurance carriers, environmental liabilities, competing interests of its directors and executive officers, the ability to recruit and retain key personnel, risks associated with the sale of tax credits, downturns in the housing market, the ability to maintain effective internal controls, compliance with governmental regulations, increased legislative and regulatory scrutiny of the financial services industry, changes in federal, state or local tax laws and international trade agreements, volatility in the market price of its publicly traded securities, inflation risks, cybersecurity risks, cyber incidents, shareholder activism efforts, conflicts of interest, risks related to its organizational structure including operating through its Operating Partnership and its UPREIT structure, as well as other risks listed from time to time in the company’s SEC filings, including but not limited to, the company’s annual and quarterly reports.

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